Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2018 RESULTS

– Total Revenues of $71.0 Million, Service Revenues Up 10% vs Prior Year –

– Achieved Record Adjusted EBITDA of Over $17 Million –

– Added 85,000 Net Subscribers –

–	Delivering Nearly 24,000 Devices with Partner Savi to U.S. Government Customer –

Rochelle Park, NJ, October 30, 2018 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the third quarter ended September 30, 2018.

The following financial highlights are in thousands of dollars.

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Recurring Service Revenues	$37,192	$32,992	$111,010	$91,003
Other Service Revenues	1,281	2,048	3,930	4,626
Total Service Revenues	38,473	35,040	114,940	95,629
Product Sales	32,569	34,326	94,863	82,615
Total Revenues	71,042	69,366	209,803	178,244
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(3,295)	(39,694)	(20,614)	(53,777)
Basic EPS	(0.04)	(0.54)	(0.27)	(0.74)
EBITDA (1,3)	14,612	(22,231)	33,110	(2,298)
Adjusted EBITDA (2,3)	$17,392	$11,157	$40,568	$35,585

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs.

(3) EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

“We achieved significant improvements in Adjusted EBITDA in the third quarter with margins successfully progressing on their upward path,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “Shipments of new cost-reduced products are continuing to ramp up driving product margins higher, and we anticipate deploying a larger percentage of these products in the fourth quarter. With a strong pipeline of opportunities and our business moving in the right direction, we are setting the stage for a great 2019.”

1

Financial Results

Revenues

Total Revenues for the third quarter of 2018 were $71.0 million compared to $69.4 million in the prior year period, an increase of $1.7 million. As of September 30, 2018, total billable subscriber communicators grew to approximately 2.3 million, an increase of 21.4% compared to the third quarter of 2017.

Service Revenues were $38.5 million in the third quarter of 2018, up $3.4 million or 9.8% over the prior year period. The increase was primarily driven by continued growth in the Company’s subscriber base across multiple lines of business and the Blue Tree Systems acquisition in late 2017. Recurring Service Revenues increased to $37.2 million in the third quarter, a 12.7% improvement compared to the priar year. While Recurring Service Revenues were slightly up sequentially, third quarter revenues included a $0.8 million reduction in accounting adjustments related to ORBCOMM’s first year reconciliation with the inthinc business. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $1.3 million in the quarter, $0.8 million lower versus the same period last year due to less installation service revenue.

Product Sales were $32.6 million in the third quarter of 2018, down $1.8 million or 5.1% compared to the third quarter of 2017.  The decrease was primarily attributable to higher product shipments in the prior year in relation to the large inital JB Hunt rollout.

Gross Margin

Service Gross Margin was 66.8% in the third quarter of 2018 compared to 61.1% in the prior year period. The year-over-year improvement of 570 basis points was primarily due to the Company’s decision to move away from product installations at negative margins. Third quarter Service Gross Margin was relatively consistent sequentially with the second quarter.

Product Gross Margin was 24.2% in the third quarter of 2018 compared to 13.5% in the same period last year. The large improvement over the prior year period was primarily due to low-margin deployments with large customers completed last year. Sequentially, Product Gross Margin improved 210 basis points from the second quarter, even as the Company moved through a large quantity of inventory at reduced margins in preparation for multiple new higher-margin products to be released in Q4.

Total Gross Margin for the third quarter of 2018 was 47.3% compared to 37.6% in the prior year period.

Operating Expenses

Operating Expenses for the third quarter of 2018 were $31.1 million compared to $60.3 million for the same period in 2017, which included an impairment loss for satellites of $31 million. Excluding the prior year’s impairment loss, Operating Expenses increased about $2 million, primarily for operating costs at Blue Tree Systems.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the third quarter of 2018 was $3.3 million, or a loss of $0.04 per share, compared to a Net Loss of $39.7 million, or a loss of $0.54 per share in the third quarter of 2017. The year-over-year improvement was primarily driven by the one-time impairment loss in 2017 and increased gross profits, partially offset by higher operating expenses.

EBITDA and Adjusted EBITDA (3)

EBITDA for the third quarter of 2018 was $14.6 million compared to an EBITDA Loss of $22.2 million in the prior year period, which included a satellite impairment loss.

The Company achieved record Adjusted EBITDA of $17.4 million for the third quarter of 2018, an increase of $6 million compared to the prior year. The improvement includes $2 million of one-time net positive items related to the inthinc acquisition, including a reduction in the earnout liability $4 million tied to service revenue growth and an increase in reserves, primarily bad debt, of $2 million. Excluding the adjustments, the normalized Adjusted EBITDA would be approximately $15 million, an improvement of $4 million compared to the prior year and $2 million sequentially. The Company’s Adjusted EBITDA Margin, excluding the inthinc adjustments, increased to approximately 21.1%, an improvement both sequentially and over the prior year. The strong Adjusted EBITDA performance was primarily driven by higher service and product gross profits that more than offset incremental operating expenses.

Balance Sheet & Cash Flow

As of September 30, 2018, Cash and Cash Equivalents totaled $45.9 million. Cash Flow from Operations totaled $11.6 million for the third quarter of 2018, primarily from favorable operating results and working capital improvements driven by a reduction in inventory. Capital Expenditures were $5.4 million in the quarter.

2018 Outlook

ORBCOMM continues to expect full year Adjusted EBITDA to be between $55 million and $60 million with a continued focus on driving margin expansion, as well as adding between 350,000 to 400,000 net subscribers in 2018. The Company is amending revenue guidance to reflect a $5 million reduction in other service revenue as ORBCOMM minimizes contracting directly with third-party installers, as well as a reduction in hardware revenues that are shifting into 2019 as customers complete their integration of the Company’s new platform of products.  ORBCOMM now expects total revenues for 2018 to be between $280 million and $290 million.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this afternoon at 4:30 PM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, US/CAN participants should dial 1-800-949-2175 at least ten minutes prior to the start of the call. International participants should dial 1-323-994-2131. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the call. To listen to a replay of the conference call, please Click Here. The replay will be available from 9:30 PM ET on October 30, 2018, through 9:30 PM ET on November 13, 2018.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

ORBCOMM Inc. routinely posts important information about the Company to its website at www.orbcomm.com. Effective November 1, 2018, the Company may use its website as a channel for distribution of material non-public information about the Company and for complying with its disclosure obligations under Regulation FD promulgated by the U.S. Securities and Exchange Commission. These disclosures will be included in the “Investors” section of the Company’s website at http://investors.orbcomm.com. Accordingly, investors should monitor this portion of the Company’s website, in conjunction with the Company’s press releases, SEC filings and public conference calls and webcasts. In addition, investors may automatically receive email alerts and other information about the Company by enrolling their email addresses using the “E-mail Alerts” link within the “Investors” section of the website.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as, projections, business trends, and other statements that are not historical facts. Such forward-looking statements, are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; the inability to effect suitable investments, alliances and acquisitions, and even if we are able to make acquisitions, the failure to integrate and effectively operate the acquired businesses and the exposure to additional risks, such as unexpected costs, contingent or other liabilities, or weaknesses in internal controls, and issues related to non-compliance with domestic and foreign laws, particularly in acquisitions of foreign businesses; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Walmart, Caterpillar Inc., Komatsu Ltd., Hub Group, Onixsat and Satlink S.L.; our ability to expand our business outside the United States, including risks related to the economic, political and other conditions in foreign countries in which we do business, including fluctuations in foreign currency exchange rates; our dependence on a few significant vendors, service providers or suppliers, as well as the loss or disruption or slowdown in the supply of products and services these key vendors, service providers or suppliers, such as our SkyWave business’s dependence on its commercial relationship with Inmarsat plc and the services provided by Inmarsat plc, including the continued availability of Inmarsat plc’s satellites, the supply of our products produced by Sanmina Corporation, or the supply of application specific integrated circuits (ASICs) from S3 Group; competition from existing and potential telecommunications competitors, including terrestrial and satellite-based network providers, some of whom provide wireless network services to our customers in connection with our products and services; our reliance on intellectual property rights and the risk that we, our MCAs, our MCPs and our customers may infringe on the intellectual property rights of others; our inability to operate due to changes or restrictions in the political, legal, regulatory, government, administrative and economic conditions and developments in the United States and other countries and territories in which we provide our services; legal proceedings; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events, such as in-orbit satellite failures, reduced performance of our existing satellites, or man-made or natural disasters and other extreme events; rapid and significant technological changes, pricing pressures and other competitive factors; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the U.S. Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2017 (“Annual Report”), and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Service revenues	$38,473	$35,040	$114,940	$95,629
Product sales	32,569	34,326	94,863	82,615
Total revenues	71,042	69,366	209,803	178,244
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,764	13,638	40,704	33,856
Cost of product sales	24,679	29,676	73,363	67,614
Operating expenses:
Selling, general and administrative	14,823	13,755	51,352	39,329
Product development	3,816	2,453	9,671	5,964
Depreciation and amortization	12,081	12,041	36,146	34,463
Impairment loss - satellite network	—	31,224	—	31,224
Acquisition-related and integration costs	395	800	1,495	2,290
Income (loss) from operations	2,484	(34,221)	(2,928)	(36,496)
Other income (expense):
Interest income	648	266	1,576	522
Other income (expense)	120	(32)	108	(210)
Interest expense	(5,232)	(5,197)	(15,733)	(12,466)
Loss on debt extinguishment	—	—	—	(3,868)
Total other expense	(4,464)	(4,963)	(14,049)	(16,022)
Loss before income taxes	(1,980)	(39,184)	(16,977)	(52,518)
Income taxes	1,242	479	3,410	1,192
Net loss	(3,222)	(39,663)	(20,387)	(53,710)
Less: Net income attributable to noncontrolling interests	73	19	216	55
Net loss attributable to ORBCOMM Inc.	$(3,295)	$(39,682)	$(20,603)	$(53,765)
Net loss attributable to ORBCOMM Inc. common stockholders	$(3,295)	$(39,694)	$(20,614)	$(53,777)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.04)	$(0.54)	$(0.27)	$(0.74)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.04)	$(0.54)	$(0.27)	$(0.74)
Weighted average common shares outstanding:
Basic	78,649	73,762	77,158	72,396
Diluted	78,649	73,762	77,158	72,396

ORBCOMM Inc.
Condensed Consolidated Balance Sheets
(In thousands, except par value and share data)
(Unaudited)
	September 30,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$45,894	$34,830
Accounts receivable, net of allowance for doubtful accounts of $3,619 and $400, respectively	58,615	46,900
Inventories	37,042	42,437
Prepaid expenses and other current assets	18,996	18,692
Total current assets	160,547	142,859
Satellite network and other equipment, net	165,176	174,178
Goodwill	166,129	166,678
Intangible assets, net	89,514	99,339
Other assets	12,676	12,036
Deferred income taxes	181	104
Total assets	$594,223	$595,194
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$11,680	$29,298
Accrued liabilities	41,972	33,016
Current portion of deferred revenue	3,622	6,263
Total current liabilities	57,274	68,577
Note payable-related party	1,321	1,366
Notes payable, net of unamortized deferred issuance costs	245,713	245,131
Deferred revenue, net of current portion	6,779	2,459
Deferred tax liabilities	15,912	17,646
Other liabilities	6,662	13,619
Total liabilities	333,661	348,798
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A convertible preferred stock, par value $0.001; 1,000,000 shares authorized; 38,672 and 37,544 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	387	376
Common stock, par value $0.001; 250,000,000 shares authorized; 78,799,373 and 74,436,579 shares issued at September 30, 2018 and December 31, 2017, respectively	79	74
Additional paid-in capital	446,407	411,298
Accumulated other comprehensive (loss) income	(298)	256
Accumulated deficit	(186,859)	(166,245)
Less treasury stock, at cost; 29,990 shares at September 30, 2018 and December 31, 2017	(96)	(96)
Total ORBCOMM Inc. stockholders' equity	259,620	245,663
Noncontrolling interests	942	733
Total equity	260,562	246,396
Total liabilities and equity	$594,223	$595,194

ORBCOMM Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(20,387)	$(53,710)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	2,995	241
Change in the fair value of acquisition-related contingent consideration	(5,494)	(1,276)
Amortization and write-off of deferred financing fees	582	2,912
Depreciation and amortization	36,146	34,463
Impairment loss - satellite network	—	31,224
Stock-based compensation	5,747	4,314
Foreign exchange loss	64	366
Deferred income taxes	(1,847)	758
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(14,490)	(18,010)
Inventories	5,554	(11,893)
Prepaid expenses and other assets	601	(4,156)
Accounts payable and accrued liabilities	(11,493)	8,929
Deferred revenue	1,687	(1,106)
Other liabilities	(595)	(262)
Net cash used in operating activities	(930)	(7,206)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	—	(34,236)
Capital expenditures	(17,163)	(21,410)
Other	650	(650)
Net cash used in investing activities	(16,513)	(56,296)
Cash flows from financing activities:
Proceeds from public offering of common stock, net of underwriters’ discounts and commissions and offering costs of $1,705	27,967	—
Proceeds from private offering of common stock	—	15,000
Payment of long-term debt	—	(150,000)
Proceeds from issuance of long-term debt	—	250,000
Payments under revolving credit facility	(14,000)	—
Proceeds under revolving credit facility	14,000	—
Cash paid for debt issuance costs	—	(5,359)
Proceeds from issuance of common stock under employee stock purchase plan	668	529
Payment of deferred purchase consideration	—	(347)
Net cash provided by financing activities	28,635	109,823
Effect of exchange rate changes on cash and cash equivalents	(128)	568
Net increase in cash and cash equivalents, including restricted cash held for acquisition of $34,500 at September 30, 2017	11,064	46,889
Beginning of period	34,830	25,023
End of period	$45,894	$71,912
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,036	$3,411
Income taxes	$3,221	$508

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Quarters Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2018	2017	2018	2017
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(3,295)	$(39,682)	$(20,603)	$(53,765)
Income tax expense	1,242	479	3,410	1,192
Interest income	(648)	(266)	(1,576)	(522)
Interest expense	5,232	5,197	15,733	12,466
Loss on debt extinguishment	-	-	-	3,868
Depreciation and amortization	12,081	12,041	36,146	34,463
EBITDA	$14,612	$(22,231)	$33,110	$(2,298)

Adjustments to Adjusted EBITDA
Stock-based compensation	2,312	1,345	5,747	4,314
Noncontrolling interests	73	19	216	55
Impairment loss	-	31,224	-	31,224
Acquisition-related and integration costs	395	800	1,495	2,290
Adjusted EBITDA	$17,392	$11,157	$40,568	$35,585

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. A reconciliation table is presented above.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin equals Adjusted EBITDA divided by Total Revenues.